Exhibit 10.1

March 9, 2006

The McClatchy Company

2100 Q Street

Sacramento, California 95816-6899

Attention: Mr. Patrick J. Talamantes

Re:	$3.75 Billion Senior Credit Facility

Dear Mr. Talamantes:

You have advised Bank of America, N.A. (“Bank of America”), Banc of America Securities LLC (“BAS”), JPMorgan Chase Bank, N.A. (“JPMCB”) and J. P. Morgan Securities Inc. (“JPMorgan Securities”) that you intend to acquire (the “Acquisition”) Knight-Ridder, Inc., a Florida corporation (the “Company”), for not more than $3.75 billion in cash by way of a forward merger of the Company with and into you, with you being the surviving entity. You have also advised Bank of America, BAS, JPMCB and JPMorgan Securities that you intend to finance a portion of the Acquisition, costs and expenses related thereto and the ongoing working capital and other general corporate purposes of The McClatchy Company (the “Borrower”) and its subsidiaries from a $3.75 billion senior credit facility.

Bank of America is pleased to offer to be the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) and JPMCB is pleased to offer to be the sole and exclusive syndication agent (in such capacity, the “Syndication Agent”) for a $3.75 Billion Senior Credit Facility (the “Senior Credit Facility”) to the Borrower, comprised of (i) a term loan A facility of up to $2.2 billion, (ii) a bridge facility of up to $550 million and (iii) a revolving credit facility of up to $1.0 billion, and Bank of America and JPMCB are pleased to offer their respective commitments to each provide 50% of the Senior Credit Facility, upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto (the “Summary of Terms”). Furthermore, BAS and JPMorgan Securities are pleased to advise you of their willingness in connection with the foregoing commitments, as joint lead arrangers and joint and exclusive book runners (in such capacities, the “Lead Arrangers”) for the Senior Credit Facility, to form a syndicate of financial institutions (the “Lenders”) acceptable to you for the Senior Credit Facility.

Bank of America will act as sole and exclusive Administrative Agent and JPMCB will act as sole and exclusive Syndication Agent for the Senior Credit Facility and BAS and JPMorgan Securities will act as joint and exclusive Lead Arrangers for the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior approval or without consultation with you. It is understood that such titles shall be in name only and the Senior Credit Facility shall be arranged by the Lead Arrangers only. You hereby agree that, effective upon your acceptance of this Commitment Letter and continuing through December 31, 2006, you shall not enter into any agreement with any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate the Senior Credit Facility or any other senior financing similar to or as a replacement of the Senior Credit Facility; provided, however, that such prohibition shall not apply in the event Bank of America and JPMCB fail to perform their duties hereunder in any material respect or terminate their commitments hereunder (other than for failure of any condition to such commitment).

The commitments of Bank of America and JPMCB hereunder and the undertaking of BAS and JPMorgan Securities to provide the services described herein are subject to the satisfactions of each of the following conditions precedent in a manner acceptable to Bank of America, BAS, JPMCB and JPMorgan Securities: (a) [intentionally omitted]; (b) the accuracy and completeness in all material respects of all

The McClatchy Company

March 9, 2006

representations that you and your affiliates make to Bank of America, BAS, JPMCB and JPMorgan Securities and your compliance with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter as hereinafter defined; (c) prior to and during the syndication of the Senior Credit Facility, but limited to December 31, 2006, there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries; (d) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Summary of Terms and otherwise satisfactory to Bank of America, BAS, JPMCB and JPMorgan Securities; and (e) no Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred.

BAS and JPMorgan Securities intend to commence syndication efforts promptly upon your acceptance of this Commitment Letter and the Fee Letter and the aggregate commitments of Bank of America and JPMCB hereunder shall be reduced dollar-for-dollar as and when corresponding commitments are received from the Lenders. You agree to make commercially reasonable efforts to actively assist BAS and JPMorgan Securities in achieving a syndication of the Senior Credit Facility that is satisfactory to them. Such assistance shall include (a) using commercially reasonable efforts to provide and cause your advisors to provide Bank of America, BAS, JPMCB and JPMorgan Securities and the other Lenders upon request with all information reasonably deemed necessary by Bank of America, BAS, JPMCB and JPMorgan Securities to complete syndication; (b) your assistance in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Credit Facility; (c) using commercially reasonable efforts to ensure that the syndication efforts of BAS and JPMorgan Securities benefit materially from your existing banking relationships; and (d) otherwise assisting Bank of America, BAS, JPMCB and JPMorgan Securities in their syndication efforts, including using commercially reasonable efforts to make your senior management and advisors reasonably available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders. It is understood and agreed that you shall not access the Increase Option described in the Summary of Terms until the commitments of each of Bank of America and JPMCB have been reduced to the target hold level specified in paragraph 5 of the hereinafter-described Fee Letter.

It is understood and agreed that BAS and JPMorgan Securities will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender, other than Bank of America and JPMCB participating in the Senior Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Summary of Terms and in the Fee Letter. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of Bank of America, BAS, JPMCB and JPMorgan Securities.

You hereby represent, warrant and covenant that (a) all information, other than Projections (defined below), which has been or is hereafter made available to Bank of America, BAS, JPMCB, JPMorgan Securities or the Lenders by you or any of your representatives (or on your or their behalf) in connection with the transactions contemplated hereby (when taken together with your and the Company’s filings with the SEC) (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to Bank of America, BAS, JPMCB, JPMorgan Securities or the Lenders by you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions that were reasonable at the date of preparation. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facility (the “Closing Date”) so that the representation, warranty and covenant in the preceding sentence is correct on the Closing Date. In issuing this commitment and in arranging and syndicating the Senior Credit Facility, Bank of America, BAS, JPMCB and JPMorgan Securities are and will be using and relying on the Information and the Projections (collectively, the “Pre-Commitment Information”) without independent verification thereof.

The McClatchy Company

March 9, 2006

You hereby acknowledge that (a) BAS, Bank of America, JPMCB and/or JPMorgan Securities will make available Information and Projections (collectively, “Borrower Materials”) to the proposed syndicate of Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the proposed Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities or the Company or its securities) (each, a “Public Lender”). You hereby agree that, (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” you shall be deemed to have authorized BAS, Bank of America, JPMCB, JPMorgan Securities and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities or the Company or its securities for purposes of United States federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of the definitive credit documentation; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) BAS, Bank of America, JPMCB, JPMorgan Securities shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, you shall be under no obligation to mark any Borrower Materials “PUBLIC.”

By executing this Commitment Letter, you agree to reimburse Bank of America, BAS, JPMCB and JPMorgan Securities from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges, of (i) one counsel to the Lead Arrangers, the Administrative Agent and the Syndication Agent, unless the interests of the Lead Arrangers, the Administrative Agent and the Syndication Agent are sufficiently divergent, in which case one additional counsel may be appointed for each such person or group of persons with such sufficiently divergent interests, and (ii) such local or special legal counsel as may be retained by the Administrative Agent in connection with the Senior Credit Facility, (b) due diligence expenses and (c) all CUSIP fees for registration with the Standard & Poor’s CUSIP Service Bureau) incurred in connection with the Senior Credit Facility, the syndication thereof, the preparation of the definitive documentation thereof and the other transactions contemplated hereby.

You agree to indemnify and hold harmless Bank of America, BAS, JPMCB and JPMorgan Securities and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party (but excluding a breach of contract action between you and an Indemnified Party brought by you where you are the prevailing party in a final, non-appealable judgment by a competent court), in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Senior Credit Facility and any other financings or any use made or proposed to be made with the proceeds thereof except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you (other than a breach of contract action where you are the prevailing party in a final, non-appealable judgment by a competent court), your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are

The McClatchy Company

March 9, 2006

consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors for any special, indirect, consequential or punitive damages in connection with its activities related to the Senior Credit Facility. It is further agreed that Bank of America and JPMCB shall only have liability to you (as opposed to any other person), that each of Bank of America and JPMCB shall be liable solely in respect of its own commitment to the Senior Credit Facility on a several, and not joint, basis with any other Lender, and that such liability shall only arise to the extent damages have been caused by a breach of Bank of America’s or JPMCB’s obligations hereunder to negotiate in good faith definitive documentation for the Senior Credit Facility on the terms set forth herein as determined in a final non-appealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, unless such damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

Promptly after receipt by an Indemnified Party under this paragraph of notice of its involvement in any action arising out of this Commitment Letter, if a claim for indemnification in respect thereof is to be made against you under this paragraph, such Indemnified Party shall notify you in writing of such involvement. Failure by such Indemnified Party to so notify you shall not relieve you from the obligation to indemnify the Indemnified Party in accordance with this paragraph. If any Indemnified Party is entitled to indemnification under this paragraph with respect to any action or proceeding relating to this Commitment Letter brought by a third party that is also brought against you, you shall be entitled to assume the defense of such action or proceeding with counsel reasonably satisfactory to the Indemnified Party. Upon assumption by you of the defense of any such action or proceeding, the Indemnified Party shall have the right to participate in such action or proceeding and to retain its own counsel but you shall not be liable for any legal expenses of such other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (a) you have agreed to pay such fees and expenses, (b) you shall have failed to employ counsel reasonably satisfactory to the Indemnified Party in a timely manner, or (c) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between you and the Indemnified Party, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to you. You will not, without the Indemnified Party’s written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Party is an actual or potential party thereto, unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from any liabilities arising out of such claim, action or proceeding.

This Commitment Letter and the fee letter among you, Bank of America, BAS, JPMCB and JPMorgan Securities (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facility or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Bank of America, BAS, JPMCB and JPMorgan Securities hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America, BAS, JPMCB or JPMorgan Securities as applicable, to identify you in accordance with the Act.

You acknowledge that Bank of America, BAS, JPMCB and JPMorgan Securities or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Without limiting

The McClatchy Company

March 9, 2006

any of the other confidentiality obligations hereunder, each of Bank of America, BAS, JPMCB and JPMorgan Securities agrees that it will not furnish the Information (as defined below) to any of their other customers. Each of Bank of America, BAS, JPMCB and JPMorgan Securities agrees to use the Information solely in connection with the extensions of its commitment under, and its syndication of, the Senior Credit Facility. Each of Bank of America, BAS, JMPCB and JPMorgan Securities further agrees to maintain the confidentiality of all Information with the same degree of care as it reasonably would be expected to exercise with respect to its own confidential information, except that Information may be disclosed by any such party (a) to its affiliates and to its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (provided each such person to whom such disclosure is made is informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory agency having authority over such person, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any prospective Lender that has agreed to keep the Information confidential and to use the Information only for the purpose of evaluating its participation in the Senior Credit Facility, (e) in connection with any action or proceeding relating to this Commitment Letter, the Fee Letter or the Senior Credit Facility or the enforcement of rights hereunder or thereunder, (f) with the prior written consent of the Borrower or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this paragraph or (y) becomes available to such person on a nonconfidential basis from a source other than the Borrower. The Borrower further agrees that pursuant to clause (f) of the preceding sentence Bank of America, BAS, JPMCB and JPMorgan Securities may use any public information in marketing materials, press releases or other transactional announcements or updates provided to investor or trade publications, provided that the content and final form of any such intended use are furnished to the Borrower reasonably in advance of the date of proposed use and such content and final form are acceptable to the Borrower. For purposes of this paragraph “Information” means all information received in connection with this Commitment Letter or the Senior Credit Facility relating to the Borrower or its business, other than any such information that is available on a non-confidential basis prior to such receipt. Bank of America, BAS, JPMCB and JPMorgan Securities further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. The confidentiality provisions set forth in this paragraph shall terminate on the earlier of (i) December 31, 2007, (ii) the date of execution of definitive documentation for the Senior Credit Facility or (iii) termination of the planned Acquisition.

In connection with all aspects of each transaction contemplated by this letter, you acknowledge and agree that: (i) the Senior Credit Facility and any related arranging or other services described in this letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and Bank of America, BAS, JPMCB and JPMorgan Securities and any other Lead Arranger, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this letter; (ii) in connection with the process leading to the Senior Credit Facility, Bank of America, BAS, JPMCB and JPMorgan Securities and any other Lead Arranger, each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) neither Bank of America, BAS, JPMCB nor JPMorgan Securities nor any other Lead Arranger has assumed or will assume by virtue of this Commitment Letter, the Summary of Terms or the Fee Letter, an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether Bank of America, BAS, JPMCB or JPMorgan Securities or any other Lead Arranger has advised or is currently advising you or your affiliates on other matters) and neither Bank of America, BAS, JPMCB nor JPMorgan Securities nor any other Lead Arranger has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this letter; (iv) Bank of America, BAS, JPMCB and JPMorgan Securities and any other Lead Arranger, and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and Bank of America, BAS, JPMCB and JPMorgan Securities and any other Lead Arranger have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Bank of America, BAS, JPMCB and JPMorgan Securities and any other Lead

The McClatchy Company

March 9, 2006

Arranger have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against Bank of America, BAS, JPMCB and JPMorgan Securities and any other Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

Except as provided in the last sentence of the second preceding paragraph, the provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this letter or any commitment or undertaking hereunder.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America, BAS, JPMCB and JPMorgan Securities hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America and BAS in the negotiation, performance or enforcement hereof. The commitments and undertakings of Bank of America, BAS, JPMCB and JPMorgan Securities may be terminated by us, if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.

This Commitment Letter, together with the Summary of Terms and the Fee Letter, embodies the entire agreement and understanding among Bank of America, BAS, JPMCB and JPMorgan Securities, you and your affiliates with respect to the Senior Credit Facility and supercedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of Bank of America and JPMCB and the undertaking of BAS and JPMorgan Securities hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America, BAS, JPMCB or JPMorgan Securities to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This offer will expire at 5:00 p.m. Pacific Time on March 20, 2006 unless you execute this letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on the End Date (as defined in the Acquisition Agreement) as it may be extended pursuant to the provisions of Section 7.1(b) of the Acquisition Agreement (but in no event later than December 31, 2006), unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date.

The McClatchy Company

March 9, 2006

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.		JPMORGAN CHASE BANK, N.A.

By:	/s/ Robert Munn Jr.	By:	/s/ Peter Thauer
Name:	Robert Munn Jr.	Name:	Peter Thauer
Title:	Senior Vice President	Title:	Vice President

BANC OF AMERICA SECURITIES LLC		J.P. MORGAN SECURITIES INC.

By:	/s/ William Bowen Jr.	By:	/s/ Richard Gabriel
Name:	William Bowen Jr.	Name:	Richard Gabriel
Title:	Managing Director	Title:	Vice President

Accepted and agreed to

as of the date first above written:

THE MCCLATCHY COMPANY

By:	/s/ Patrick J. Talamantes
Name:	Patrick J. Talamantes
Title:	Chief Financial Officer

SUMMARY OF TERMS AND CONDITIONS

THE MCCLATCHY COMPANY

$3,750,000,000 SENIOR CREDIT FACILITY

BORROWER:	The McClatchy Company (the “Borrower”).

GUARANTORS:	If the ratings on the Senior Credit Facility are lower than BBB- and Baa3, then the obligations of the Borrower under the Senior Credit Facility will be guaranteed by each existing and future direct and indirect material domestic and, to the extent no adverse tax consequences would result, foreign subsidiary of the Borrower (collectively, the “Guarantors”). All guarantees will be guarantees of payment and not of collection.

ADMINISTRATIVE AGENT:	Bank of America, N.A. (the “Administrative Agent” or “Bank of America”) will act as sole and exclusive administrative agent.

SYNDICATION AGENT:	JPMorgan Chase Bank, N.A. (the “Syndication Agent” or “JPMCB”) will act as sole and exclusive syndication agent.

JOINT LEAD ARRANGERS AND
JOINT BOOK RUNNERS:	Banc of America Securities LLC (“BAS”) and J. P. Morgan Securities Inc. (“JPMorgan Securities”).

LENDERS:	A syndicate of financial institutions (including Bank of America and JPMCB) arranged by BAS and JPMorgan Securities, which institutions shall be acceptable to the Borrower, the Administrative Agent and the Syndication Agent (collectively, the “Lenders”).

SENIOR CREDIT FACILITY:	An aggregate principal amount of up to $3.75 billion will be available through the following facilities:

Term A Facility: a $2.2 billion term A loan facility (the “Term A Facility”), all of which will be drawn on the Closing Date.

Bridge Facility: a $550 million bridge facility (the “Bridge Facility”), all of which will be drawn on the Closing Date.

Revolving Credit Facility: a $1.0 billion Revolving Credit Facility (the “Revolving Credit Facility”) which will include a to-be-determined sublimit for the issuance of standby letters of credit (each a “Letter of Credit”) and a $60 million sublimit for swingline loans (each a “Swingline Loan”). Letters of Credit will be issued by Bank of America (in such capacity, the “Fronting Bank”) and Swingline Loans will be made available by Bank of America, and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and Swingline Loan.

SWINGLINE OPTION:	Swingline Loans will be made available on a same day basis in an aggregate amount not exceeding $60 million and in minimum amounts of $500,000. The Borrower must repay each Swingline Loan in full no later than 7 days after such loan is made.

INCREASE OPTION:	Provided there is no Event of Default then existing and continuing and within four years of Closing, the Borrower may, without the consent of the Lenders, increase the size of the Revolving Credit Facility by $500 million. No Lender is in any manner obligated to participate in such increase by increasing its own commitment amount. Lenders of the additional amount(s) will be afforded the same rights and protections that are provided to the Lenders of the original Revolving Credit Facility. Additional Lenders shall be subject to the same criteria as assignees of Lenders.

PURPOSE:	The Senior Credit Facility shall be used: (i) to finance in part the acquisition (the “Acquisition”) of Knight-Ridder, Inc. (the “Company”), (ii) to refinance outstanding amounts under the Borrower’s and the Company’s existing credit agreements, (iii) for working capital, (iv) to support the Borrower’s commercial paper program, and (v) for other lawful corporate purposes.

MATURITY:	The Term A Facility shall be due and payable in full 5 years after the Closing Date with no required amortization prior to that date.

The Bridge Facility shall be due and payable in full 24 months after the Closing Date.

The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full 5 years from the Closing Date.

CLOSING DATE:	The execution of definitive loan documentation is currently expected to occur on or before September 30, 2006; however, this date will be extended if the End Date (as defined in the Acquisition Agreement) is extended pursuant to the provisions of Section 7.1(b) of the Acquisition Agreement (but in no event to a date later than December 31, 2006) (the “Closing Date”).

INTEREST RATES:	As set forth in Addendum I.

MANDATORY
PREPAYMENTS:	100% of all net cash proceeds from sales of property and assets of the Borrower and its subsidiaries (excluding sales of inventory in the ordinary course and other exceptions to be agreed in the loan documentation) shall be applied to the repayment of the Bridge Facility.

OPTIONAL PREPAYMENTS AND COMMITMENT
REDUCTIONS:	Prior to the Closing Date, any voluntary reduction of the commitments shall be applied to first reduce the Bridge Facility, and once the Bridge Facility has been reduced to zero thereafter to either the Term A Facility or the Revolving Credit Facility, as the Borrower may elect. After the Closing Date, the Borrower may prepay any portion of the Senior Credit Facility in whole or in part at any time without penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The unutilized portion of any commitment under the Revolving Credit Facility and Swing Line Loans may be irrevocably canceled by Borrower in whole or in part.

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CONDITIONS PRECEDENT
TO CLOSING:	The Closing of the Senior Credit Facility will be subject to satisfaction of the conditions precedent customary for a credit facility of this type, including, but not limited to, the following:

	(i)	The negotiation, execution and delivery of definitive documentation (including, without limitation, satisfactory legal opinions and other customary closing documents) for the Senior Credit Facility satisfactory to BAS, the Administrative Agent, the Syndication Agent and the Lenders.

	(ii)	There shall not have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement).

	(iii)	The simultaneous termination of the existing Credit Agreement dated May 10, 2004 as among the Borrower, various financial institutions and Bank of America, N.A., as agent, upon repayment (or refinancing under the Senior Credit Facility) of all outstanding loans, fees and other amounts accrued or owing thereunder, concurrently with, or prior to, the initial borrowing under the Senior Credit Facility on the Closing Date.

	(iv)	Receipt of pro forma corporate ratings for the Borrower and ratings on the Senior Credit Facility from each of Moody’s Investor Service Inc. and Standard & Poors Ratings Group.

	(v)	Receipt of confirmation that all continuing public indebtedness of the Company and its subsidiaries will, after giving effect to the Acquisition, be an obligation of the Borrower.

	(vi)	Receipt of confirmation that the Acquisition will be consummated as contemplated in the Commitment Letter and in accordance with the Acquisition Agreement without any amendment or modification of any material provision of the Acquisition Agreement (except with the consent of the Lead Arrangers and except with respect to any amendment or modification that does not materially and adversely affect the interests of the Lead Arrangers, the Agents or the Lenders).

	(vii)	Receipt of confirmations that all conditions precedent to the consummation of the Acquisition have been satisfied or if waived, such waivers do not materially and adversely affect the interests of the Lead Arrangers, the Agents or the Lenders or the Lead Arrangers shall have consented to such waivers.

CONDITIONS PRECEDENT
TO ALL LOANS:	Usual and customary for transactions of this type, to include without limitation: (i) all representations and warranties are true and correct in all material respects as of the date of each loan, and (ii) no event of default under the Senior Credit Facility or incipient default has occurred and is continuing, or would result from such loan.

REPRESENTATIONS
AND WARRANTIES:	Usual and customary for transactions of this type subject to appropriate standards of materiality, to include without limitation: (i) corporate

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existence and status; (ii) corporate power and authority, enforceability; (iii) no violation of law, contracts or organizational documents; (iv) no material litigation; (v) accuracy and completeness of specified financial statements and no material adverse change; (vi) no absence of required governmental or third party approvals or consents; (vii) use of proceeds and not engaging in business of purchasing/carrying margin stock; (viii) status under Investment Company Act; (ix) ERISA matters; (x) environmental matters; (xi) tax matters; (xii) accuracy of disclosure; (xiii) compliance with laws; (xiv) subsidiaries; (xv) ownership of property and insurance matters, and (xvi) no default.

COVENANTS:	Usual and customary for transactions of this type subject to mutually agreeable standards of materiality and customary exceptions, where applicable, to include without limitation: (i) delivery of financial statements, SEC filings, compliance certificates and notices of default, material litigation, material governmental, ERISA and environmental proceedings and material changes in accounting or financial reporting practices; (ii) compliance with laws (including environmental laws and ERISA matters) and material contractual obligations; (iii) payment of obligations; (iv) preservation of existence; (v) maintenance of books and records, and inspection rights; (vi) use of proceeds; (vii) maintenance of properties and insurance; (viii) limitation on liens and sales of all or substantially all of the assets of the Borrower; (ix) limitation on subsidiary indebtedness; (x) limitation on transactions with affiliates; and (xi) limitation on restrictive agreements that could adversely affect the Lenders.

Financial covenants to include (but not be limited to):

• Maintenance on a rolling four quarter basis of a Maximum Total Leverage Ratio (total debt/EBITDA) of equal to or less than 5.50 to 1.00 as of the Closing Date, with step downs to 4.75 to 1.00 as of December 31, 2006, to 4.25 to 1.00 as of December 31, 2007 and a further step down to 4.00 to 1.00 as of December 31, 2008; and

• Maintenance on a rolling four quarter basis of an Interest Coverage Ratio (EBITDA/interest expense) of at least 3.00 to 1.00; provided, that if the ratings on the Senior Credit Facility shall at any time be A- and A3 or better, this covenant shall cease to be operative.

EVENTS OF DEFAULT:	Usual and customary in transactions of this type subject to appropriate grace periods, to include without limitation: (i) nonpayment of principal, interest, fees or other amounts; (ii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) monetary judgment defaults in an amount to be agreed; (vii) actual or asserted invalidity of any loan documentation; (viii) change of control (defined as a change in ownership of 51% or more of the voting stock of the Borrower); and (ix) customary ERISA defaults.

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ASSIGNMENTS AND
PARTICIPATIONS:	Each Lender will be permitted to make assignments in a minimum amount of $5 million to other financial institutions approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that neither the approval of the Borrower nor the Administrative Agent shall be required in connection with assignments to other Lenders, to any affiliate or a Lender, or to any Approved Fund (as such term shall be defined in the definitive loan documentation), but the parties to such an assignment shall use reasonable efforts to provide the Borrower and Administrative Agent with five business days prior notice thereof. An assignment fee of $3,500 may be charged with respect to each assignment (other than assignments to affiliates). Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date.

WAIVERS AND
AMENDMENTS:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 51% of the aggregate amount of loans and commitments under the Senior Credit Facility, except that the consent of all the Lenders affected thereby shall be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest or fees and (iii) extensions of scheduled maturities or times for payment.

INDEMNIFICATION:	The Borrower will indemnify and hold harmless the Administrative Agent, BAS, the Syndication Agent, JPMCB and each Lender and their respective affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Senior Credit Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Senior Credit Facility to close.

GOVERNING LAW:	State of New York

PRICING / FEES EXPENSES:	As set forth in Addendum I.

OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions as covered in Addendum I.

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Confidential	The McClatchy Company

ADDENDUM I

PRICING, FEES AND EXPENSES

COMMITMENT FEE:	The Borrower will pay a fee (the “Commitment Fee”), determined in accordance with the Performance Pricing grid set forth below, on the unused portion of each Lender’s commitments under the Senior Credit Facility. The Commitment Fee is payable quarterly in arrears commencing upon the Closing Date. Swing Line Loans will not be deemed to be utilization for purposes of calculating the Commitment Fee.

LETTER OF
CREDIT FEES:	The Borrower will pay a fee (the “Letter of Credit Fee”), determined in accordance with the Performance Pricing grid set forth below, in an amount equal to the Applicable Margin on the aggregate maximum stated amount for each Letter of Credit that is issued and outstanding. The Letter of Credit Fee is payable quarterly in arrears, commencing on the Closing Date, and will be shared proportionately by the Lenders.

INTEREST RATES:	At the Borrower’s option, any loan under the Senior Credit Facility that is made to it will bear interest at a rate equal to (i) LIBOR plus the Applicable Margin, as determined in accordance with the Performance Pricing grid set forth below, and (ii) the Alternate Base Rate (to be defined as the higher of (a) the Bank of America prime rate and (b) the Federal Funds rate plus .50%); provided, in each case that if during the 180 day period following the Closing Date, any breakage costs, charges or fees are incurred on account of the syndication of the Senior Credit Facility, the Borrower shall immediately reimburse the Administrative Agent for any such costs, charges or fees; provided that the Administrative Agent and the Borrower shall use reasonable efforts to coordinate the syndication with the ends of interest periods. Such right of reimbursement shall be in addition to and not in limitation of customary cost and yield protections. The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly. A default rate shall apply on all obligations in the event of default under the Senior Credit Facility at a rate per annum of 2% above the applicable interest rate.

PERFORMANCE
PRICING:	The Commitment Fee and Applicable Margin for LIBOR Loans shall be, at any time, the rate per annum set forth in the table below opposite the rating of the Senior Credit Facility by Standard & Poor’s Ratings Group and Moody’s Investors Service Inc. (In the case of a split rating when the ratings are at least BBB- and Baa3, the higher rating will apply; in the case of any other split rating, the lower rating will apply; and in the case of any multiple split rating, the rating that is one level higher than the lower rating will apply).

Confidential	The McClatchy Company

Level	Rating	Applicable Margin for LIBOR Loans	Commitment Fee
I	A- / A3 or better	37.5	10.0
II	BBB+ / Baa1	50.0	10.0
III	BBB / Baa2	62.5	12.5
IV	BBB- / Baa3	75.0	15.0
V	BBB- or better and Ba1; or BB+ and Baa3 or better	100.0	17.5
VI	BB+ / Ba1 or below	125.0	20.0

CALCULATION OF INTEREST AND
FEES:	Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

COST AND YIELD
PROTECTION:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves and payments free and clear of withholding or other taxes.

EXPENSES:	The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the reasonable legal fees of counsel to the Administrative Agent and BAS, regardless of whether or not the Senior Credit Facility is closed. The Borrower will also pay the expenses of the Administrative Agent, the Syndication Agent and each Lender in connection with the enforcement of any loan documentation.